UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 8, 2007

AXIS CAPITAL HOLDINGS LIMITED
(Exact Name Of Registrant As Specified In Charter)

Bermuda	001-31721	98-0395986
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer
Identification No.)

92 Pitts Bay Road
Pembroke, Bermuda HM 08
(Address of principal executive offices, including zip code)

(441) 405-2600
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On March 8, 2007, the Compensation Committee  (the “Committee”) of the Board of Directors of AXIS Capital Holdings Limited (the “Company”) established objectives for 2007 annual incentive compensation payable in 2008 under the Company’s 2004 Annual Incentive Plan (the “Plan”).  For 2007, the total bonus pool for annual incentive compensation awards under the Plan will be determined based on the Company’s full-year return on average shareholders’ common equity, or ROACE.  If the ROACE target is achieved, the target bonus pool under the Plan will be equal to 100% of the total target bonus amount for all employees, with the Committee retaining the discretion to approve a downward or upward adjustment to the bonus pool amount.  Target amounts represent a starting point for the Committee to use in allocating bonuses among the Company’s executive officers, and are not guaranteed even if the performance targets are met.  Executive officers’ target bonuses are generally 100% of their annual base salaries, except for Mr. Charman, the Company’s Chief Executive Officer and President, and Mr. Butt, the Company’s Chairman, whose annual incentive target awards are set under their employment agreements at no less than 150% and 125% of their annual base salaries, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2007

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ Richard T. Gieryn, Jr.
Richard T. Gieryn, Jr.
General Counsel